News
Merrill Lynch & Co., Inc.

World Headquarters 4 World Financial Center New York, New York 10080

Release date: October 30, 2007

For information contact:
Media Relations:
Jason H. Wright (212) 449-3535
Jason_wright@ml.com

Investor Relations:
Sara Furber (866) 607-1234
Investor_Relations@ml.com
STAN O’NEAL RETIRES FROM MERRILL LYNCH
ALBERTO CRIBIORE TO SERVE AS INTERIM NON-EXECUTIVE
CHAIRMAN AND CHAIR SEARCH COMMITTEE
     NEW YORK, Oct. 30, 2007 — Stan O’Neal, chairman and chief executive officer of Merrill Lynch & Co., Inc., (NYSE: MER) has decided to retire from the company effective immediately, the company announced today. Mr. O’Neal has been chief executive officer of the company since December 2002 and joined the company 21 years ago. The company said the board of directors has elected Alberto Cribiore as interim non-executive chairman.
     Merrill Lynch said Mr. Cribiore, who has been a member of the Merrill Lynch board since 2003, also will chair a search committee that will identify and evaluate chief executive candidates from within and outside of the company. Mr. Cribiore is managing partner and founder of Brera Capital, a global private equity firm, and former president of private equity firm Clayton Dubilier & Rice.
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     The company said Mr. O’Neal and the board of directors both agreed that a change in leadership would best enable Merrill Lynch to move forward and focus on maintaining the strong operating performance of its businesses, which the company last week reported were performing well, apart from sub-prime mortgages and CDOs.
     “We would like to thank Stan for the contribution he has made leading a major transformation of Merrill Lynch into a global and diversified company with enormous potential ahead of it,” said Mr. Cribiore. “His commitment to the company, its clients, shareholders and employees has never wavered and the company will reap tremendous benefits in the future from his work.”
     Mr. Cribiore said that Ahmass Fakahany and Gregory Fleming will continue as Merrill Lynch co-presidents and chief operating officers. He further noted that Mr. Fakahany will lead the company’s global support, finance and human resources functions and that Mr. Fleming will lead the integrated businesses of Merrill Lynch & Co., including risk management.
     “I have been very fortunate to spend the past 21 years at Merrill Lynch,” said Mr. O’Neal. “The company has provided me with opportunities that I never could have imagined growing up, culminating with my leadership of the company over the past five years. I’ve especially enjoyed working with a group of people whose collective efforts have enabled us to make Merrill Lynch a much more competitive and international company capable of realizing the full potential of a brand that is synonymous with excellence and client service. I’d like to thank all of my colleagues for their contributions and support of our mission and wish them the successful future they deserve.”
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 38 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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